EXHIBIT 2.6

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER ("First Amendment") is made and entered into on this 29th day of February, 2016, by and among Terra Tech Corp., a Nevada corporation ("Terra Tech"), Generic Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Terra Tech (the "Merger Sub"), Black Oak Gallery, a California corporation doing business as "Blum" (the "Company"), and, with respect to Article 7 and Article II of the Merger Agreement (as defined below) only, Salwa Ibrahim as representative of the Company Shareholders (the "Shareholder Representative").

RECITALS

WHEREAS, Terra Tech, the Merger Sub, the Company, and the Shareholder Representative previously entered into an Agreement and Plan of Merger, dated as of December 23, 2015 (the "Merger Agreement"), whereby it has been agreed that Merger Subsidiary will merge with and into the Company, in which the Company will be the surviving corporation (the "Merger"), upon the terms and conditions set forth in the Merger Agreement; and

WHEREAS, in accordance with Section 11.9 of the Merger Agreement, the parties to the Merger Agreement desire to amend certain terms of the Merger Agreement as set forth in this First Amendment so as to, among other things, extend the Commitment Date to March 25, 2016 and, to memorialize such agreement, the parties desire to amend the Merger Agreement solely to change the Commitment Date.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

2. Amendment to Commitment Date. The definition of "Commitment Date," as set forth in Exhibit A of the Merger Agreement, is hereby amended and restated in its entirety to read as follows:

"Commitment Date. "Commitment Date" shall mean March 25, 2016."

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3. Entire Agreement. The Merger Agreement, as amended by this First Agreement, embodies the entire understanding among the parties with respect to the subject matter thereof and hereof and can be changed only by an instrument in writing executed by all of the parties.

4. Conflict of Terms. In the event of a conflict or inconsistency between the terms of the Merger Agreement and those of this First Amendment, the terms of this First Amendment shall control and govern the rights and obligations of the parties.

5. Ratification. Except to the extent amended hereby or inconsistent herewith, all of the terms, covenants, conditions, and provisions of the Merger Agreement shall remain in full force and effect, and the parties hereby acknowledge and confirm that the same are in full force and effect.

6. Execution. This First Amendment may be executed in two or more counterparts, each of which shall be original, but all of which shall constitute one and the same instrument. Facsimile or other electronic signatures shall be accepted by the parties as originals.

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the date first above written.

Terra Tech:

TERRA TECH CORP.

By:	/s/ Michael Nahass
Name:	Michael Nahass
Its:	Director

Merger Sub:

GENERIC MERGER SUB, INC.

By:	/s/ Michael Nahass
Name:	Michael Nahass
Its:	President & Chief Executive Officer

Company:

BLACK OAK GALLERY

By:	/s/ Salwa Ibrahim
Name:	Salwa Ibrahim
Its:	Chief Executive Officer

Shareholder Representative:

BLACK OAK GALLERY

/s/ Salwa Ibrahim
Salwa Ibrahim

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